Exhibit 10.47

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of August 2, 2004 (this “Agreement”) by and between Gramercy Capital Corp., a Maryland corporation (the “Parent”), GKK Capital LP, a Maryland limited partnership (the “Operating Partnership” and with the Parent, collectively the “Company”), and GKK Manager LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H :

WHEREAS, the Parent and the Operating Partnership have been formed by SL Green Realty Corp. (with SL Green Operating Partnership, L.P., a Maryland limited partnership (“SL Green OP”) and subsidiaries and other entities controlled by either of them, “SL Green”) to continue SL Green’s specialty real estate finance business in a separate company, which is to originate for its own account and acquire whole loans, subordinate interests in whole loans, mezzanine loans and other fixed income real estate investments;

WHEREAS, the Parent expects to qualify as a REIT (as defined below) and intends to conduct its operations primarily through the Operating Partnership, of which the Parent will be the sole general partner;

WHEREAS, the Company desires to have Manager undertake the duties and responsibilities hereinafter set forth on behalf of the Company as provided in this Agreement; and

WHEREAS, Manager is willing to render such services on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Definitions.

(a)           “Agreement” has the meaning assigned in the first paragraph.

(b)           “Asset Servicing Agreement” means the Asset Servicing Agreement between Manager and SLG Gramercy Services LLC, dated the date hereof.

(c)           “Board of Directors” means the Board of Directors of the Parent.

(d)           “Closing Date” means the date of this Agreement.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Company” has the meaning assigned in the first paragraph.  All references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include the Parent, the Operating Partnership and any Subsidiaries of the Parent and Operating Partnership.

(g)           “Company Account” has the meaning assigned in Section 5.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)            “Expenses” has the meaning assigned in Section 9.

(j)            “GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.

(k)           “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of formation and operating agreement in the case of a limited liability company.

(l)            “Independent Directors” means the members of the Board of Directors of Parent who are not officers or employees of Manager or SL Green and who are otherwise “independent” in accordance with the Parent’s Governing Instruments and, if applicable, the rules of the New York Stock Exchange.

(m)          “Investment Company Act” means the Investment Company Act of 1940, as amended.

(n)           “Investment Guidelines” means the parameters and policies relating to Investments as determined by the Board of Directors, as set forth in the initial public offering prospectus of the Parent and as may be changed from time-to-time.

(o)           “Investments” means the investments of the Company.

(p)           “Manager” has the meaning assigned in the first paragraph.

(q)           “Partnership Agreement” means the agreement of limited partnership of the Operating Partnership.

(r)            “Outsource Agreement” means the Outsource Agreement by and between the Manager and SL Green Operating Partnership, L.P.

(s)           “Origination Agreement” means the Origination Agreement between the Parent and SL Green Operating Partnership, L.P., dated the date hereof.

(t)            “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(u)           “REIT” means a corporation or trust which qualifies as a real estate investment trust in accordance with Sections 856 through 860 of the Code.

(v)           “Special Limited Partnership Interest” means the interest in the Operating Partnership granted to the Manager pursuant to the terms of the Partnership Agreement.

(w)          “Stockholders’ Equity” means the aggregate gross proceeds from the sales of the Operating Partnership’s common and preferred equity capital, as calculated under the Partnership Agreement.

(x)            “Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

2.             Appointment and Duties of Manager.

(a)           Appointment.  The Company hereby appoints Manager as its exclusive agent to manage the assets of the Company subject to the further terms and conditions set forth in this Agreement, and Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided funds are made available by the Company for such purposes, as set forth in Section 9 hereof.

(b)           Duties.  Manager, in its capacity as manager of the Company’s day-to-day operations, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it, including, without limitation, the functions and authority identified herein and delegated to Manager hereby.  Manager will perform (or cause to be performed) the following services and activities for the Company:

(i)            serving as the Parent’s consultant with respect to the periodic review of the investment criteria and parameters for Investments, borrowings and operations for approval by the Board of Directors;

(ii)           investigating, analyzing and selecting possible investment opportunities;

(iii)          engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors which provide real estate-related services, investment banking services, mortgage brokerage services, securities brokerage services, legal services, accounting services, due diligence services and other financial services and such other services as may be required relating to the Company’s Investments;

(iv)          negotiating, executing and closing on the Company’s behalf the origination, acquisition, sale, exchange or other disposition of any of the Company’s Investments;

(v)           arranging, negotiating, coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with any joint venture or co-investment partners;

(vi)          providing executive and administrative personnel;

(vii)         administering the Company’s day-to-day operations and performing and supervising the performance of other administrative functions necessary to the Company’s management, as may be agreed upon by Manager and the Board of Directors, including the collection of revenues and the payment of the Company’s debts and obligations, maintenance of appropriate computer services to perform such administrative functions, keeping the Company’s books and records, organizing Board of Directors and committee meetings, and other services related to the Company’s obligations as a publicly traded entity;

(viii)        communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(ix)           advising the Parent in connection with policy decisions to be made by the Parent’s Board of Directors;

(x)            evaluating and recommending to the Company’s Board of Directors modifications to the hedging strategies in effect and causing the Company to engage in overall hedging strategies consistent with the Company’s status as a REIT and with the Company’s Investment Guidelines;

(xi)           advising the Company regarding the maintenance of the Company’s status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(xii)          advising the Company regarding the maintenance of the Company’s exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(xiii)         assisting the Company in developing criteria for Investment commitments meeting the Company’s objectives, and making available to the Company its knowledge and experience with respect to real estate, real estate securities and other real estate-related assets;

(xiv)        representing, and making recommendations to, the Company in connection with the purchase and finance and commitment to purchase and finance of whole loans, mezzanine loans and interests therein, mortgage loans and interests therein (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

(xv)         monitoring the operating performance of the Company’s Investments and providing periodic reports with respect thereto to the Company’s Board of Directors as requested by the Board of Directors, including comparative information with respect to such operating performance, budgeted or projected operating results and compliance with the Company’s Investment Guidelines;

(xvi)        investing or reinvesting any money of the Company (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners), and advising the Parent and the Operating Partnership as to their respective capital structures and capital raising;

(xvii)       causing the Parent and the Operating Partnership to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and Parent’s compliance with the REIT provisions of the Code and to conduct quarterly compliance reviews thereof;

(xviii)      causing the Parent and the Operating Partnership to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)         assisting the Parent and the Operating Partnership in complying with all regulatory requirements applicable to the Parent and the Operating Partnership in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(xx)          taking all necessary actions to enable the Parent and the Operating Partnership to make required tax filings and reports, including with respect to the Parent, soliciting stockholders for required information to the extent provided by the REIT provisions of the Code;

(xxi)         handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject, arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time-to-time by the Company’s Board of Directors;

(xxii)        using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be reasonable or customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time-to-time;

(xxiii)       performing such other services as may be required from time-to-time for management and other activities relating to the Company’s assets as the Board of Directors shall reasonably request or Manager shall deem appropriate under the particular circumstances; and

(xxiv)       using commercially reasonable efforts to cause the Parent and the Operating Partnership to comply with all applicable laws.

(c)           Asset Management Subcontracts.  Manager may enter into agreements with other parties, including its affiliates and/or SL Green, for the purpose of engaging one or more asset managers for and on behalf, and at the sole cost and expense, of the Company to provide asset management and/or similar services to the Company with respect to the Investments, pursuant to asset management agreement(s) with terms which are then customary for agreements regarding the management of assets similar in type, quality and value to the assets of the Company; provided, that any such agreements entered into with affiliates of Manager shall be (i) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis, and (ii) approved by a majority of the Independent Directors.

(d)           Other Service Providers; Special Servicer.  Subject to any required Board of Directors approval, Manager may retain for and on behalf, and at the sole cost and expense, of the Company such services of accountants, legal counsel, appraisers, insurers and brokers, among others, including Manager’s affiliates, as Manager deems necessary or advisable in connection with the management and operations of the Company and the provision of its duties under this Agreement; provided, that any such agreement entered into with an affiliate of Manager to perform any such services shall be engaged (i) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis, and (ii) approved by a majority of the Independent Directors.  The Company hereby acknowledges and approves the terms of the Asset Servicing Agreement and the Outsource Agreement.  In connection therewith, the Company agrees that with respect to any investments which entitle it to appoint a special servicer or a sub-servicer to a special servicer, it shall use all commercially reasonable efforts to designate the Manager or SLG Gramercy Services LLC as such special servicer or sub-servicer.  In such event the fees to be paid to the Manager or SLG Gramercy Services LLC shall be based on then customary fees paid to third-parties performing similar functions, and shall be approved by a majority of the Independent Directors of the Parent.

(e)           Reporting Requirements.

(i)            As frequently as Manager may deem necessary or advisable, or at the direction of the Board of Directors, Manager shall prepare, or cause to be prepared, with respect to any Investment

(A) reports and information on the Company’s operations and asset performance and (B) other information reasonably requested by the Company.

(ii)           Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Parent and the Operating Partnership reasonably required by the Board of Directors in order for the Parent and the Operating Partnership to comply with its Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm of good reputation, initially Ernst & Young, LLP.

(iii)          Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(f)            Use of Manager’s Funds.  Manager shall not be required to expend money in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by Manager hereunder.

(g)           Reliance by Manager.  In performing its duties under this Section 2, Manager shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by Manager at the Company’s sole cost and expense.

(h)           Payment and Reimbursement of Expenses.  The Company shall pay all expenses, and reimburse Manager for Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are reimbursable by the Company to Manager pursuant to Section 9 hereof.

3.             Dedication; Other Activities.

(a)           Devotion of Time.  Manager will provide a dedicated management team to deliver the management services to the Parent and the Operating Partnership hereunder, the members of which team shall devote such of their time to the management of the Parent and the Operating Partnership as the Manager deems necessary and appropriate, commensurate with the level of activity of the Company from time to time.  The Parent and the Operating Partnership shall have the benefit of Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, Manager shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.

(b)           Other Activities.  Except to the extent set forth (i) in clause (a) above, nothing herein shall prevent Manager or any of its affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of real estate or real estate-related investment, including investments which meet the principal investment objectives of the Company.

(c)           Officers, Employees, Etc.  Manager’s or its affiliates’ members, partners, officers, employees and agents may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to the

Company’s Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company or such other Subsidiary, such Persons shall use their respective titles with respect to the Company or such Subsidiary.

4.             Agency.  Manager shall act as the agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Parent’s or the Operating Partnership’s securities or the Company’s representatives or assets.

5.             Bank Accounts.  At the direction of the Board of Directors, Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Parent and the Operating Partnership or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve.  Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Company.

6.             Records; Confidentiality.

(a)           Records.  Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours.

(b)           Confidentiality.  Manager shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) to SL Green; (ii) in accordance with the Origination Agreement, Outsource Agreement and Asset Servicing Agreement; (iii) with the prior written consent of the Board of Directors; (iv) to legal counsel, accountants and other professional advisors; (v) to appraisers, financing sources and others in the ordinary course of the Company’s business; (vi) to governmental officials having jurisdiction over the Company; (vii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vii) as required by law or legal process to which Manager or any Person to whom disclosure is permitted hereunder is a party.  The foregoing shall not apply to information which has previously become available through the actions of a Person other than Manager not resulting from Manager’s violation of this Section 6(b).  The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

7.             Obligations of Manager; Restrictions.

(a)           Restrictions.  Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely affect the status of the Parent as a REIT, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments.  If Manager is ordered to take any such action by the Board of Directors, Manager shall promptly notify the Board of Directors of Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or Governing Instruments.  Notwithstanding the foregoing, Manager, its directors, officers, stockholders and employees shall not be liable to the Parent, the Operating Partnership or any Subsidiary, the Board of Directors or the Company’s

stockholders or partners for any act or omission by Manager, its directors, officers, stockholders or employees taken in good faith or except as provided in Section 11 hereof.

(b)           Board of Directors Review. The Board of Directors will periodically review the Investment Guidelines and the Company’s investment portfolio but will not review each proposed investment, except as set forth below.  Investments must be approved as follows, unless otherwise agreed by Manager and the Board of Directors:  an investment committee must  approve unanimously capital commitments between $15 million and $50 million; approval by the Company’s full Board of Directors is required for investments in excess of $50 million.  Manager will have full discretion to invest on behalf of the Company with respect to investments under $15 million.  The Chief Investment Officer or Manager may approve any investment of less than $3 million.  Manager can rely upon the direction of the Secretary of the Board of Directors to evidence the approval of the Board of Directors.  Notwithstanding the foregoing, any Investment entered into with an affiliate of Manager shall be approved by a majority of the Independent Directors.

(c)           Insurance.  Manager shall maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

8.             Compensation.

(a)                           Manager shall receive an annual management fee equal to 1.75% of Stockholders’ Equity.  The annual management fee shall be calculated on a weighted average basis and paid in cash monthly in arrears.  Manager shall make available the monthly calculation of the base management fee to the Company within fifteen (15) days following the last day of each calendar month, and the Company shall pay Manager the base annual management fee within five business days thereafter; provided, however, that such management fee may be offset by the Manager against amounts due to the Company.

(b)           Upon execution of this Agreement, Manager shall receive 100 units of Class B limited partner interests in the Operating Partnership, subject to the terms ascribed to such units in the limited partnership agreement of the Operating Partnership of even date herewith.

9.             Expenses.  The Company shall pay all of its expenses and shall reimburse Manager for its documented expenses incurred on the Company’s behalf in accordance with this Agreement (collectively, the “Expenses”).  Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s expenses, together with the following:

(a)           expenses incurred in connection with the organization of the Company and any issuance of securities, and transaction costs incident to investment activity and financings;

(b)           travel and out-of pocket expenses incurred in connection with the origination, purchase, financing, refinancing, sale or disposition of an Investment;

(c)           costs of professional fees including, but not limited to, legal, accounting, tax, auditing and other similar services performed for the Company;

(d)           compensation and expenses, including liability insurance, for the Company’s directors;

(e)           compensation and expenses of the Company’s custodian and transfer agent;

(f)            costs associated with establishing and maintaining bank accounts and credit facilities, other indebtedness or securities offerings;

(g)           costs associated with any computer hardware or software used for the Company;

(h)           costs and expenses incurred contracting with third parties, including affiliates of Manager, and including expenses under agreements for servicing and outsourcing described under the Asset Servicing Agreement and Outsource Agreement;

(i)            all other costs associated with the Company’s business and operations, including, but not limited to, costs of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, engineering and environmental studies, reporting, audit and legal fees;

(j)            all insurance costs, including all costs related to insurance for the Company’s directors, except for those related to Manager for itself and employees acting on Manager’s behalf;

(k)           expenses for offices of the Company and of the Manager including furniture, fixture and equipment expenses;

(l)            expenses connected with interest payments and dividends made or caused to be made by the Company’s Board of Directors;

(m)          expenses incurred in connection with communications to holders of securities of the Company and other bookkeeping and clerical work, including without limitation, all costs of preparing and filing SEC reports, all listing costs, costs of preparing and distributing annual reports and proxy materials; and

(n)           all expenses actually incurred by Manager which are reasonably necessary for the performance by Manager of its duties and functions in accordance with the terms of this Agreement.

Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees.  Subject to any required Board of Directors approval, Manager may retain third parties including accountants, legal counsel, real estate underwriters, brokers, among others, on the Company’s behalf, and be reimbursed for such services.  The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

10.           Expense Reports and Reimbursements.  Manager shall prepare a statement documenting the Expenses incurred during, and deliver the same to the Company within forty-five days following the end of each fiscal quarter.  Expenses incurred by Manager on behalf of the Company shall be reimbursed by the Company within forty-five days following delivery of the expense statement by Manager; provided, however, that such reimbursements may be offset by Manager against amounts due to the Company.  The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.           Limits of Manager Responsibility; Indemnification.  Pursuant to this Agreement, Manager will not assume any responsibility other than to render the services called for hereunder and will not be responsible for any action of the Company’s Board of Directors in following or declining to follow its advice or recommendations.  Manager, its directors and its officers will not be liable to the Parent, the Operating Partnership, any Subsidiary, any of their directors, officers, stockholders, managers, owners or partners for acts or omissions performed or not performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of Manager’s duties under this Agreement.  The Parent and the Operating Partnership each agree to indemnify Manager, its directors and its officers, its shareholders, employees and agents with respect to all expenses, losses, actual damages, liabilities, demands, charges and claims arising from acts or omissions of Manager performed in good faith in accordance with and pursuant to this Agreement and not resulting from the willful misconduct, gross negligence or reckless disregard of Manager.  Manager agrees to indemnify Company and its directors and officers with respect to all expenses, losses, actual damages, liabilities, demands, charges and claims arising from acts of Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

12.           No Joint Venture.  Nothing in this Agreement shall be construed to make the Company and Manager partners or joint venturers or impose any liability as such on either of them.

13.           Term; Termination.

(a)           Term.  This Agreement shall remain in full force through December 31, 2007, unless terminated by the Company or Manager as set forth below, and shall be renewed automatically for successive one (1) year periods thereafter, until this Agreement is terminated in accordance with the terms hereof.

(b)           Non-Renewal.  Either party may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least six (6) months prior to the end of the term.

(c)           Termination by the Company.  The Company may terminate this Agreement effective thirty (30) days after notice of termination from the Parent and the Operating Partnership to Manager in the event that any act of fraud, misappropriation of funds, or embezzlement against the Parent or the Operating Partnership or other willful and material violation of this Agreement by Manager in its corporate capacity (as distinguished from the acts of any employees of Manager which are taken without the complicity of any of the executive officers of Manager); provided, that such willful and material violation continue for a period of thirty (30) days after written notice thereof specifying such violation and requesting that the same be remedied in such thirty (30) day period.

(d)           Termination by Manager.  Manager may terminate this Agreement effective upon thirty (30) days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period.

(e)           Termination Fees.  In the event this Agreement is not renewed by the Company under Section 13(b) or is terminated under Section 13(d), the Company shall pay Manager on the termination date a termination fee equal to two times the sum of the higher of the aggregate annual fees paid under this Agreement to Manager plus the higher of the aggregate annual fees paid under the Asset Servicing Agreement to the Servicer thereunder, in both instances in either of the two calendar years immediately preceding the effective date of the termination; provided, however, that if immediately following such termination the Company becomes self-managed, the termination fee payable will be reduced by 50%.  The Company’s obligation to pay a termination fee shall survive the termination of this Agreement.

(f)            Survival.  If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.

14.           Action Upon Termination or Expiration of Origination Period.  From and after the effective date of termination of this Agreement pursuant to Section 13, Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination, reimbursement for all Expenses and a termination fee, if applicable.  Upon such termination or expiration, Manager shall reasonably promptly:

(a)           after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b)           deliver to the Company’s Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and through the termination date; and

(c)           deliver to the Board of Directors all property and documents of the Company provided to or obtained by Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in Manager’s possession or under its control.

15.           Reserved.

16.           Release of Money or other Property Upon Written Request.  Manager agrees that any money or other property of the Company held by Manager under this Agreement shall be held by Manager as custodian for the Company, and Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company.  Upon the receipt by Manager of a written request signed by a duly authorized officer of the Company requesting Manager to release to the Company any money or other property then held by Manager for the account of the Company under this Agreement, Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request.  Manager shall not be liable to the Parent, the Operating Partnership, the Independent Directors or the Parent’s or the Operating Partnership’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof.  The Company shall indemnify Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with Manager’s release of such money or other property to the Company in accordance with the terms of this Section 16.  Indemnification pursuant to this Section 16 shall be in addition to any right of Manager to indemnification under Section 11.

17.           Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Parent
or the Operating Partnership:	Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Office of General Counsel

If to Manager:	GKK Manager LLC
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: General Counsel

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18.           Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

19.           Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

20.           Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.

21.           Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22.           Titles Not to Affect Interpretation.  The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

23.           Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

24.           Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.           Principles of Construction.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.  All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

26.           Assignment; Change of Control of the Manager.  Manager may not assign its duties under this Agreement except as described in this Section 26.  In the event the owners of Manager seek to assign this Agreement or sell interests in the Manager which will transfer to a person not affiliated with SL Green the power to direct or control the Manager, Manager shall notify the Company as to the terms and conditions on which such assignment or transfer is proposed to be made (the “Transfer Notice”) at least thirty (30) days prior to the proposed completion of such assignment or transfer.  The Company shall have thirty (30) days to (i) match such offer, in which event Manager or its owners shall assign or transfer the interest to the Company on the same terms and conditions as set forth in the Transfer Notice or (ii) cause a third party to match such offer, in which event Manager or its owners shall assign or transfer the interest to such third party on the same terms and conditions as set forth in the Transfer Notice, in each case within thirty (30) days after such matching offer.  If the Company does not match the offer or cause a third party to match the offer within thirty (30) days after the Transfer Notice is sent, Manager or its owners shall be free to consummate the transaction described in the Transfer Notice.  No transfer or assignment may be proposed hereunder unless the transferee has, at the time of the Transfer Notice, (i) at least five years’ experience managing assets of the type in which the Company invests or intends to invest and (ii) at least $500 million of such assets under management.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GKK MANAGER LLC
a Delaware limited liability company

By:
Name:
Title:

GRAMERCY CAPITAL CORP.
a Maryland corporation

By:
Name:
Title:

GKK CAPITAL LP
a Maryland limited partnership

By:
Name:
Title: